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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

SCN of Princeton, Inc., incorporated in New Jersey SCN of Maryland, LLC, incorporated in Maryland Specialists - SCN, LLC, incorporated in California Provider Partnerships, Inc., incorporated in Colorado Healthcare Report Cards, Inc., incorporated in Delaware Ambulatory Services, Inc., incorporated in Delaware.